                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12b-25

                                                 Commission  File Number: 1-2394

                           NOTIFICATION OF LATE FILING

(Check One):     [X] Form 10-K   [ ] Form 20-F   [ ] Form 11-K   [ ] Form 10-Q
                 [ ] Form N-SAR  [ ] Form N-CSR

For Period Ended: December 31, 2003
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[ ] Transition Report on Form 10-K            [ ] Transition Report on Form 10-Q
[ ] Transition Report on Form 20-F            [ ] Transition Report on Form N-SAR
[ ] Transition Report on Form 11-K

For the Transition Period Ended:
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   READ ATTACHED INSTRUCTIONS SHEET BEFORE PREPARING FORM. PLEASE PRINT OR TYPE.

   Nothing in this form shall be  construed  to imply  that the  Commission  has verified any information contained herein.

   If the  notification  relates  to a  portion  of the  filing  checked  above, identify the item(s) to which the notification relates:
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                                     PART I
                             REGISTRANT INFORMATION

Full name of registrant  WHX Corporation
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Former name if applicable
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Address of principal executive office (Street and number)  110 East 59th Street
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City, state and zip code  New York, New York  10022
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                                     PART II
                            Rules 12b-25 (b) AND (c)

     If the subject  report could not be filed  without  unreasonable  effort or expense  and  the  registrant  seeks  relief  pursuant  to Rule  12b-25(b),  the following should be completed. (Check box if appropriate.)

|X|  (a)  The reasons  described in  reasonable  detail in Part III of this form could not be eliminated without unreasonable effort or expense;

|X|  (b)  The subject annual report,  semi-annual  report,  transition report on
          Form 10-K,  Form 20-F, Form 11-K, Form N-SAR or Form N-CSR, or portion thereof  will  be  filed  on or  before  the  fifteenth  calendar  day following the prescribed due date; or the subject  quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

     (c)  The accountant's statement or other exhibit required by Rule 12b-25(c)
          has been attached if applicable.

                                    PART III
                                    NARRATIVE

     State below in reasonable  detail the reasons why Forms 10-K,  11-K,  20-F,
10-Q,  N-SAR,  N-CSR or the  transition  report or portion  thereof could not be filed within the prescribed time period.

     The  Registrant  was unable to file the Form 10-K for the fiscal year ended
December 31, 2003 (the "Report") without  unreasonable  effort or expense due to the  related  delays  in  gathering  information  for  inclusion  in the  Report associated therewith.

                                     PART IV
                                OTHER INFORMATION

     (1) Name and  telephone  number  of  person  to  contact  in regard to this notification

     Robert Hynes                        (914)                    925-4480
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       (Name)                          (Area Code)            (Telephone Number)

     (2) Have all other periodic  reports  required under Section 13 or 15(d) of the Securities  Exchange Act of 1934 or Section 30 of the Investment Company Act
of 1940  during the  preceding  12 months or for such  shorter  period  that the registrant was required to file such report(s) been filed?  If the answer is no, identify report(s).
                                                       /X/  Yes       / /  No

     (3) Is it anticipated that any significant  change in results of operations for the  corresponding  period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                       /X/  Yes       / /  No

     If so: attach an explanation of the anticipated  change,  both  narratively and  quantitatively,  and, if  appropriate,  state the reasons why a  reasonable estimate of results cannot be made.

The results of  operations  for the year ended  December  31, 2003 will  include significant charges for Goodwill Impairment and  Pension-Curtailment and Special
Termination  Benefits,  both of which were previously disclosed in the Company's
Quarterly  Report  on Form  10-Q  for the  quarter  ended  September  30,  2003.
Otherwise,  no significant change in results of operations for the corresponding period for the last fiscal year are  anticipated to be reflected by the earnings statements to be included in the 2003 Form 10-K.

                                 WHX Corporation
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                  (Name of Registrant as Specified in Charter)

     Has caused this  notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 30, 2004             By: /s/ Robert Hynes
      ------------------            --------------------------------------------
                                    Name:  Robert Hynes
                                    Title: Chief Financial Officer

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INSTRUCTION. The form may be signed by an executive officer of the registrant or by any other duly  authorized  representative.  The name and title of the person signing  the form  shall  be typed or  printed  beneath  the  signature.  If the statement is signed on behalf of the registrant by an authorized  representative
(other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

                                    ATTENTION

Intentional  misstatements  or omissions  of fact  constitute  Federal  criminal violations. (See 18 U.S.C. 1001)

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